Exhibit 99.B(d)(3)(D)(ii)

August 12, 2009

ING Investors Trust
7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Ladies and Gentlemen:

ING Funds Services, LLC (“IFS”) hereby waives a portion of the administration fee payable to IFS for ING Retirement Conservative Portfolio, ING Retirement Growth Portfolio, ING Retirement Moderate Growth Portfolio, and ING Retirement Moderate Portfolio, each a newly established series of ING Investors Trust (collectively, the “Portfolios”) under the ING Investors Trust Amended and Restated Administration Agreement in an amount equal to 0.10% per annum.  We agree to continue to waive that fee for the period of August 12, 2009 through May 1, 2012.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:
ING Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Services, LLC